Exhibit 99.1

NGL Closes $950 Million Term Loan, Amends Asset-Based Revolving Credit Facility, To Redeem Approximately 195,000 Class D Preferred Units

TULSA, Okla.--(BUSINESS WIRE)--NGL Energy Partners LP (NYSE: NGL) (“NGL”) through its wholly owned subsidiaries NGL Energy Operating LLC and NGL Energy Finance Corp., closed a new seven-year $950.0 million senior secured term loan facility (the “Term Loan”). The net proceeds from the Term Loan are expected to be used, among other things, (i) to repay all borrowings under NGL’s existing term loan credit agreement, (ii) to redeem, repurchase or otherwise retire a portion of NGL’s Class D Preferred Units (the “Class D Units”) and (iii) to the extent of any remaining net proceeds, for general corporate purposes.

The final amount of the Term Loan reflects an additional $250.0 million of secured debt financing, with the amount thereunder increased to $950.0 from the current amount of $687.8 million.

As Mike Krimbill, NGL’s CEO, stated: “The successful execution of the incremental secured debt financing represents a meaningful step toward a simpler and more flexible capital structure. The incremental $250 million in proceeds combined with additional funds from the ABL will enable NGL to repurchase approximately 195,000 Class D Units. Subsequent to this transaction, there will be approximately 316,000 Class D Units remaining.”

In addition, in connection with the closing of the Term Loan, NGL’s senior secured asset-based revolving credit facility was amended to reduce the aggregate amount of commitments thereunder from $475.0 million to $425.0 million and to make certain other changes to the terms thereof.

This press release shall not constitute an offer to repurchase, or a redemption notice for, any of the Class D Units.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Specifically, forward-looking statements may include, among others, statements concerning the expected uses of proceeds of the Term Loan. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About NGL Energy Partners LP

NGL Energy Partners LP, a Delaware limited partnership, is a diversified midstream energy company that transports, stores, markets and provides other logistics services for crude oil, natural gas liquids and other products and transports, treats and disposes of produced water generated as part of the oil and natural gas production process. For further information, visit NGL’s website at www.nglenergypartners.com.

Contacts

NGL Energy Partners LP

David Sullivan, 918-495-4631
Vice President – Finance
David.Sullivan@nglep.com

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